Exhibit 99

PRESS RELEASE	April 27, 2007
FOR IMMEDIATE RELEASE
Yadkin Valley Financial Corporation Announces First Quarter 2007 Diluted Earnings Per Share of $0.36,
an Increase of 33.3% Over the First Quarter 2006
Yadkin Valley Financial Corporation, Elkin, NC (NASDAQ: YAVY — news), the holding company for Yadkin Valley Bank and Trust Company, reports earnings of $3.912 million for the quarter ended March 31, 2007, an increase of 33.6% as compared with earnings of $2.928 million for the same quarter of 2006. Diluted earnings per share were $0.36 and $0.27 for the quarters ended March 31, 2007 and 2006, respectively, an increase of 33.3%. Return on equity increased to 12.5% for the quarter ended March 31, 2007 from 10.0% for the quarter ended March 31, 2006, and return on tangible equity increased to 17.8% from 14.8% for the same periods.
Total assets grew by $15.2 million (1.3%) for the quarter ended March 31, 2007. Deposit growth of $17.7 million (1.9%) over the last three months was invested in interest bearing deposits, securities available for sale and loans held for sale. The net interest margin declined to 4.32% for the quarter ended March 31, 2007 from 4.55% for 2006. The decline was due to the following three factors: a nonrecurring reduction to first quarter 2006 interest expense from an accelerated amortization of the premium on a borrowing that was called early by the lender (15 basis points), an increase in lower yielding loans held for sale as a percentage of total loans in 2007 (2 basis points), and general margin compression from stable short-term rates and an inverted yield curve in 2007 (6 basis points). Adjusting the net interest margin to exclude the effects of both the borrowing that was called in 2006 and the mortgage loans held for sale, the bank’s net interest margins were 4.41% and 4.47%, respectively, for the quarters ended March 31, 2007 and 2006.
During the first quarter of 2007, the bank recorded a gain from bank-owned life insurance death proceeds ($482,000, tax-exempt, in miscellaneous income), a write-down of an investment in a trust company ($50,000, net of tax, in other expense) and various nonrecurring expenses ($91,000, net of tax, in other expense).
Commenting on the results, Bill Long, President and CEO, stated,
“Our first quarter earnings of $0.36 per share reflect a strong increase of $0.09 per share or 33.3% over first quarter ‘06. Our performance ratios continued to grow during the quarter ended March 31, 2007, as ROAA reached an impressive 1.46% for the quarter (annualized); ROAE climbed to 12.53% (annualized) and ROTE (annualized) grew to 17.84%.”
“I want to note that both first quarter ’06 and first quarter ’07 had net positive non-recurring items that increased earnings. When we reduce the positive effect of these items in each quarter, per share earnings is still increased by 32%.”
“Noninterest income grew to 0.38% of average assets during first quarter from 0.33% in the first quarter of ‘06. Noninterest expense as a percent of average assets decreased from 0.81% in the first quarter ’06 to 0.76% in the first quarter ’07.”
“Asset quality remained strong, and although we had a small increase (0.06%) in nonperforming loans to total loans over year-end ’06, we actually had a decrease from first quarter ’06 to first quarter ’07 from 0.44% to 0.27%. Allowance for loan losses to total loans increased over year end. However, net chargeoffs annualized for the first quarter ’07 were only 0.02% of gross loans.”
“Sidus really has done well in this down mortgage market. We are very proud of their hard work in 2006 to prepare for this great start in ’07.”
“We are excited about the April 16, 2007 opening of our Pfafftown office which makes us the first full-service bank to open in this rapidly growing area. Sherri Williams and her staff are setting a rapid growth pace in this, our first office in Forsyth County. Our Yadkinville office is on track to move into their permanent facility this summer, and the relocation of our Shadowline office in Boone is through the design phase and ready for bid.”
Yadkin Valley Bank and Trust Company is a full service community bank providing services in twenty-four branches throughout its three regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, acquired on October 1, 2004 and headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Yadkin Valley Financial Corporation
     (Amounts in thousands except per share data)
     (unaudited)

	For the Three Months Ended March 31,
	2007	2006
Interest income	$17,976	$15,036
Interest expense	7,759	5,241

Net interest income	10,217	9,795
Provision for loan losses	300	565

Net interest income after provision for loan loss	9,917	9,230

Noninterest Income:
Service charges on deposit accounts	980	897
Other service fees	842	770
Net gain on sales of mortgage loans	1,411	1,164
Net gain on sales of investment securities	—	12
Income on investment in bank owned life insurance	217	145
Mortgage banking income	79	79
Other income	549	76

Total noninterest income	4,078	3,143

Noninterest Expense:
Salaries and employee benefits	4,839	4,565
Occupancy and equipment expense	1,015	954
Printing and supplies	143	162
Data processing	101	112
Amortization of core deposit intangible	197	208
Other expense	1,969	1,922

Total noninterest expense	8,264	7,923

Income before income taxes	5,731	4,450
Income taxes	1,819	1,522

Net income	$3,912	$2,928

Income per share:
Basic	$0.37	$0.27
Diluted	$0.36	$0.27

Average shares outstanding — basic	10,614	10,670
Average shares outstanding — diluted	10,822	10,812

	As of	As of
	March 31,	December 31,
	2007	2006 *
Assets
Cash and due from banks	$28,141	$42,387
Federal funds sold and interest-bearing deposits	21,504	1,669
Securities available for sale	134,342	127,520
Gross loans held for investment	808,234	814,910
Allowance for loan losses	(11,092)	(10,829)
Loans held for sale	52,096	42,351
Accrued interest receivable	5,865	5,796
Premises and equipment, net	27,242	27,098
Federal Home Loan Bank stock	2,782	3,633
Investment in bank-owned life insurance	22,218	22,797
Goodwill	32,697	32,697
Core deposit intangible	4,840	5,038
Other assets	6,223	4,834

Total Assets	$1,135,092	$1,119,901

Liabilities and Stockholders’ Equity
Non-interest bearing deposits	$155,912	$151,812
NOW, savings, and money market	233,774	233,032
Time deposits over $100,000	232,567	228,554
Other time deposits	303,245	294,450
Borrowed funds	73,506	79,063
Accrued interest payable	3,138	2,975
Other liabilities	5,970	5,615

Total Liabilities	1,008,112	995,502
Stockholders’ equity	126,980	124,399

Total Liabilities and Stockholders’ Equity	$1,135,092	$1,119,901

Shares outstanding at end of period	10,605	10,611
*	Note: Derived from audited financial statements

Yadkin Valley Financial Corporation
(unaudited)

	For the Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2007	2006	2006	2006	2006
Per Share Data:
Basic Earnings per Share	$0.37	$0.36	$0.34	$0.32	$0.27
Diluted Earnings per Share	$0.36	$0.35	$0.34	$0.32	$0.27
Book Value per Share	$11.97	$11.72	$11.46	$11.19	$11.04
Tangible Book Value per Share	$8.43	$8.17	$7.94	$7.66	$7.49
Cash Dividends per Share	$0.12	$0.12	$0.12	$0.12	$0.11

Selected Performance Ratios:
Return on Average Assets (annualized)	1.46%	1.39%	1.36%	1.30%	1.18%
Return on Average Equity (annualized)	12.53%	12.28%	12.10%	11.49%	10.06%
Return on Tangible Equity (annualized)	17.84%	17.67%	17.66%	16.79%	14.82%
Net Interest Margin (annualized)	4.32%	4.34%	4.43%	4.47%	4.55%
Net Interest Spread (annualized)	3.64%	3.71%	3.79%	3.91%	4.09%
Noninterest Income as a % of Revenue	29.14%	27.76%	28.47%	26.33%	26.61%
Noninterest Income as a % of Average Assets	0.38%	0.35%	0.37%	0.33%	0.33%
Noninterest Expense as a % of Average Assets	0.76%	0.74%	0.77%	0.75%	0.81%
Net Noninterest income as a % of Average Assets	-0.39%	-0.39%	-0.40%	-0.42%	-0.48%
Efficiency Ratio	55.19%	54.83%	55.35%	55.14%	59.37%

Asset Quality:
Nonperforming Loans (000’s)	2,361	1,830	5,184	3,113	3,478
Nonperforming Assets(000’s)	3,220	2,404	5,311	3,482	3,765
Nonperforming Loans to Total Loans	0.27%	0.21%	0.63%	0.38%	0.44%
Nonperforming Assets to Total Assets	0.28%	0.21%	0.49%	0.32%	0.36%
Allowance for Loan Losses to Total Loans	1.29%	1.26%	1.29%	1.25%	1.27%
Allowance for Loan Losses to Nonperforming Loans	4.70	5.92	2.05	3.30	2.87
Net Charge-offs to Average Loans (annualized)	0.02%	0.15%	0.09%	0.12%	0.03%

Capital Ratios*:
Equity to Total Assets	11.19%	11.11%	11.11%	11.03%	11.33%
Tangible Equity to Total Tangible Assets(1)	8.13%	8.01%	7.97%	7.82%	7.98%
Tier 1 leverage ratio	8.36%	8.16%	8.18%	8.17%	8.31%
Tier 1 risk-based ratio	9.40%	9.20%	9.38%	9.36%	9.49%
Total risk-based capital ratio	10.59%	10.37%	10.57%	10.52%	10.66%
*Capital Ratios are for Yadkin Valley Bank and Trust Company
(1) This ratio is a non-GAAP measure that management feels may be useful to investors

Average Balance Sheets and Net Interest Income Analysis
(Dollars in Thousands)

(Unaudited)
Quarter Ended:	March 31, 2007			March 31, 2006
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST EARNING ASSETS
Federal funds sold	$2,352	$40	6.90%	$2,346	$26	4.49%
Interest bearing deposits	1,889	13	2.79%	3,868	39	4.09%
Investment securities (1)	129,935	1,640	5.12%	117,085	1,277	4.42%
Total loans (1,2)	839,988	16,445	7.94%	763,573	13,847	7.35%

Total average earning assets (1)	974,164	18,138	7.55%	886,872	15,189	6.95%

Noninterest earning assets	112,099			120,958

Total average assets	$1,086,263			$1,007,830

INTEREST BEARING LIABILITIES
NOW and money market	$187,540	$1,091	2.20%	$201,580	$900	1.81%
Savings	36,745	90	0.99%	40,681	100	1.00%
Time certificates	522,512	6,102	4.74%	425,745	3,922	3.74%

Total interest bearing deposits	746,797	7,211	3.92%	668,006	4,922	2.99%
Repurchase agreements sold	36,095	298	3.35%	29,015	199	2.78%
Borrowed funds	21,543	250	4.71%	45,917	120	1.06%

Total interest bearing liabilities	804,435	7,782	3.91%	742,938	5,241	2.86%

Noninterest bearing deposits	147,045			140,412
Stockholders’ equity	126,588			118,041
Other liabilities	8,195			8,515

Total average liabilities and stockholders’ equity	$1,086,263			$1,007,830

NET INTEREST INCOME/ YIELD (3,4)		$10,356	4.32%		$9,948	4.55%

INTEREST SPREAD (5)			3.64%			4.09%

1.	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 34%, reduced by the nondeductible portion of interest expense

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

For additional information contact:
William A. Long, President and CEO
Edwin E. Laws, CFO
(336) 526-6312
Source: Yadkin Valley Financial Corporation